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Exhibit 2.8

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this Agreement) is made as of September 15, 2004 (the Effective Date) between Global Access Telecommunications, Inc., a Delaware corporation, (Seller), Symposium Gamma, Inc., a corporation organized under the laws of Delaware, (Purchaser) and Cogent Communications Group, Inc, a Delaware corporation (Parent).

I.     SALE AND PURCHASE OF ASSETS

        1.1.    Purchase and Sale of Assets.    Upon the terms and subject to the conditions of this Agreement, at the Closing, unless specifically excluded herein, Seller shall sell and assign to Purchaser and Purchaser shall purchase, acquire and accept all right, title and interest of Seller in, to and under all assets, properties and rights used or useful in the conduct of Seller's business other than the Excluded Assets (as defined below) (collectively, the Assets), including those whereby Seller provides bandwidth enabled data services (Services) to customers (Customers), as follows:

          (a)   All of Seller's right, title and interest in and to the supplier, Customer and other agreements and leases (Seller Contracts), listed on attached Schedule A, including the right to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts, arrangements, licenses, leases and other agreements;

          (b)   Originals or copies of all books, records, manuals and other materials (in any form or medium) relating to or used with the Seller Contracts (collectively, Books and Records), including any Customer contracts, price lists, correspondence, mailing lists, lists of Customers, distribution lists, photographs, sales and promotional materials and records, operating records, data books, intellectual property disclosures, media materials and plates, accounting records, sales order files and litigation files, operating, safety and maintenance manuals, peering agreements or arrangements, engineering design plans, blueprints and as-built plans, specifications, procedures, books of account, customer telephone numbers, addresses and other contact information, lock box account numbers, billing records and payment history, all regulatory filings and other similar items of Seller in connection with the provision of Service under the Seller Contracts;

          (c)   All Seller bank accounts related to Seller's business and deposits (including those underlying any security or letter of credit arrangement) or prepayments made by Seller associated with the Seller Contracts;

          (d)   All accounts receivable arising from the Seller Contracts and all rights to collections of monies including previously written-off accounts, all Customer lockbox accounts and amounts received therein on and after midnight of the Closing Date and other forms of payment received after the Closing Date pursuant to a Seller Contract;

          (e)   All of the fixtures, machinery, equipment, fixed assets, furniture, tools, vehicles, maintenance equipment, computer hardware and other tangible personal property used or useful in the operation of Seller's business or related to the Seller Contracts, including but not limited to those listed on attached Schedule B;

          (f)    Any leasehold improvements related to a Seller Contract;

          (g)   To the fullest extent legally transferable pursuant to applicable law, all of Seller's intellectual property, if any, including, without limitation, all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) registered and unregistered copyrightable works and copyrights, and all applications, registrations, and renewals in connection therewith; (iv) confidentiality, research, and license agreements, trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer lists, pricing and cost information, and business and marketing plans and proposals to the extent that any of the foregoing constitute trade secrets or confidential information used in connection with the operation of the Assets); (v) intranet networks; (vi) copyrighted software owned by third parties and leased or licensed to any of Sellers; (vii) Internet Protocol (IP) space and IP addresses allocated or otherwise made available to Sellers by RIPE or any other third party; (viii) computer software or systems related to the Assets, including source codes, object codes, executable codes, databases and files referenced by the codes and all media containing the same and all relevant explanations, documentation, flowcharts, logic diagrams and rules for the source codes, in each case with respect to software that is owned by Seller; and (ix) copies and tangible embodiments of any of the foregoing (in whatever form or medium);

          (h)   To the fullest extent legally transferable pursuant to applicable law, the licenses, permits, franchises and other authorizations, if any, of any governmental entity relating to the operation of Seller's business or the Seller Contracts;

          (i)    All of Seller's claims, causes of action, litigation and other rights (including rights to refunds or credits) against all other persons, but only to the extent that the same arise out of or relate to the Assets as scheduled;

          (j)    All inventory of Seller; and

          (k)   All manufacturer warranties and similar rights in favor of Sellers with respect to any Asset.

        1.2.    Excluded Assets.    Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement, the following assets of Seller (the Excluded Assets) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

          (a)   all minute books, stock records and corporate seals;

          (b)   shares of capital stock of Seller held in treasury;

          (c)   copies, of all records that Seller is required by law to retain in its possession,

          (d)   copies of all Seller or Seller affiliate accounting and tax records; and

          (e)   the rights of Seller under this Agreement and any agreement related to the transactions contemplated herein.

        1.3.    Assumption and Exclusion of Liabilities and Liens.    Subject to Section 1.4 and Section 1.6, at the Closing, unless specifically excluded herein, Purchaser shall assume and agree to discharge every Liability (as defined below) of Seller, incurred at any time, related to Seller's business or the Assets, such Liabilities (the "Assumed Liabilities") to be assumed and discharged by Purchaser to include, without limitation, the following:

          (a)   any Liability (including, without limitation, reserves and accrued liabilities, accounts payable and trade payables) reflected on the interim balance sheet of Seller as at July 31, 2004 (the Interim Balance Sheet) attached hereto at Schedule C-1 and described under the line item E ("Accruals") or line item F ("Liabilities");

          (b)   any Liability under any employment, severance, retention or termination agreement or any statutory or other severance or other obligations to employees of Seller (Employees),

  regardless of whether such Employees transfer with the Assets pursuant to Section 613(a)-5 of the German Civil Code or elect not transfer with the Assets. Employees as of the Effective Date are listed on Schedule C-2.

          (c)   any Liability arising under the Seller Contracts; and

          (d)   any Liability incurred in the ordinary course of business since the date of the Interim Balance Sheet.

For purposes of this Agreement, "Liabilities" means, with respect to any person, any liability or obligation of such person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such person.

        1.4    Retained Liabilities.    Notwithstanding anything in Section 1.3 to the contrary and subject to Section 1.6, Purchaser shall not assume and agree to discharge, and Seller shall retain and be solely responsible for, the Liabilities listed on Schedule C-3, any employment, consulting or management agreement liabilities to Karsten Blue, Seller or any affiliate consulting agreement related to Seller or this transaction, Seller Liabilities regarding claims made within six (6) months of the Closing in respect of Seller Contracts not transferred to Purchaser as set forth in Section 1.6 below, any advances made to Seller by any Seller affiliate or parent, and any post Closing fees payable to any Seller agent or broker (the Retained Liabilities) and any Liability for Pre-Closing Taxes (as defined below).

For purposes of this Agreement, "Pre-Closing Taxes" means any Tax (as defined below) for any taxable period that ends on or before the Closing Date or, in the case of any Taxes that are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that is allocable (determined as provided below) to the portion of such taxable period ending on the Closing Date. "Tax" means any tax, assessment or charge imposed by any governmental authority of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA) ad valorem, transfer, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, together with any interest or any penalty, addition to tax or additional amount, whether disputed or not. For purposes of this provision, the term "Tax" shall not include any value added tax arising from the sale of assets under this Agreement, nor shall it include any value added tax, employee withholding or employer payroll tax or social security tax accrued in the normal course of business not yet due and payable. For purposes of this Agreement, in the case of any Taxes that are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that is allocable to the portion of such taxable period ending on the Closing Date shall (i) in the case of any property or ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable, computed on a "closing-of-the-books" basis as if the relevant taxable period ended at the close of business on the Closing Date.

        1.5    Purchase Price.    The purchase price for the Assets (the Purchase Price) shall consist of (i) Purchaser's assumption of the Assumed Liabilities and (ii) 185.4 shares of Parent's Series L Non-voting Convertible Preferred Stock (the Stock). Seller agrees that fifty percent (50%) of any common shares issued as a result of the conversion of the Stock into common stock of Parent will be subject to an irrevocable assignment of the voting rights associated with such common shares to Parent for a period of five (5) years from the issuance of the Stock.

        1.6    Transfer of Seller Contracts.    Seller and Purchaser understand that Seller Contract consents, approvals, or waivers may be required under German law in order to effectuate a formal transfer of the Seller Contracts to Purchaser. However the parties understand that it is not certain that all Seller Contract customers or suppliers will consent to such transfers. Accordingly, after Closing, Purchaser covenants that its employees and/or transferred Employees will work diligently to obtain the consents required to transfer Seller Contracts to Purchaser, and Seller covenants that it will provide a representative(s) to work with Purchaser to obtain such consents. Inasmuch as Seller will have limited ability to perform Seller Contracts after Closing, and notwithstanding any other provision of this Agreement to the contrary, Purchaser shall assume and discharge all of the obligations of Seller under the Seller Contracts whether or not such Seller Contracts are transferred, and Purchaser shall enjoy the rights and benefits associated with such Seller Contracts. Notwithstanding anything in this Agreement to the contrary, with respect to those Seller Contracts for which (i) Purchaser is not able to obtain consents to transfer and (ii) Purchaser does not receive the benefits of such contracts following Closing, Seller shall continue to be responsible for a period of six (6) months following Closing for any Liabilities which relate to Seller performance or non-performance under either (x) Seller Contracts described on Schedule A as "Supplier and Membership Contracts" or "Leased Lines" and (y) any other Seller Contracts with respect to Liabilities arising from Seller's performance or non-performance prior to Closing (such Liabilities referred to collectively as Pre-Closing Liabilities), and, if requested by Purchaser, Seller shall take the actions necessary to terminate such non-transferred Seller Contracts. Following such six (6) month period after Closing, in addition to all Assumed Liabilities which Purchaser agrees to assume and discharge after the Closing, Purchaser shall assume and discharge all Pre-Closing Liabilities. In connection with the foregoing, if Purchaser is unable to procure the consent of any holder of a Seller Contract to the transfer of such contract, Seller and Purchaser agree to work together in good faith to procure an alternative arrangement pursuant to which Purchaser would receive the benefits of such contract.

        1.7    Purchase Price Allocation.    Purchaser and Seller agree that as soon as practicable after the Closing they will cooperate in good faith to endeavor to prepare an allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder (the "Allocation"). Except as otherwise required by law, each of Purchaser, Parent and Seller agree to (i) be bound by any such Allocation, and (ii) act in accordance with any such Allocation in the preparation of financial statements and filing of all tax returns (including, without limitation, filing Form 8594 with their United States federal income tax return for the taxable year that includes the date of the Closing).

II.    THE CLOSING

        2.1.    Closing Date.    The Closing of the transactions contemplated herein (the Closing) shall take place at the offices of Parent or such other mutually designated location at 10:00 a.m. on a date mutually agreed that is no later than five (5) days following the satisfaction or waiver of the conditions to the Closing set forth in Section V (the Closing Date), and in any event is no later than September 17, 2004.

        2.2.    Transactions to be effected at the Closing.

          (a)    Deliveries by Seller.    At the Closing, in addition to the other items required to be delivered or performed hereunder, Seller shall deliver to Purchaser (i) a bill of sale for all of the Assets that are tangible personal property in the form of Schedule E.2.1 (the Bill of Sale) duly executed by Seller; (ii) an assignment of all of the Assets that are intangible personal property in the form of Schedule E.3.1, which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities (the Assignment and Assumption Agreement) duly executed by Seller and Parent; (iii) any items required to be delivered prior to Closing pursuant to Section 5.1 which have not yet been delivered; and (iv) such other documents or instruments reasonably requested by Purchaser or its agents to confirm or carry out Seller's performance of the covenants and satisfaction of the conditions required by Seller by this Agreement and the documents contemplated hereby.

          (b)    Deliveries by Purchaser.    At the Closing, in addition to the other items required to be delivered or performed hereunder, Purchaser shall deliver to Seller (i) the Stock; (ii) The Assignment and Assumption Agreement duly executed by Purchaser; (iii) any items required to be delivered prior to Closing pursuant to Section 5.2 which have not yet been delivered; and (iv) such other documents or instruments reasonably requested by Seller or its agents to confirm or carry out Purchaser's performance of the covenants and satisfaction of the conditions required of Purchaser by this Agreement and the documents contemplated hereby.

        2.3.    Assistance.    Seller shall provide reasonable assistance to Purchaser in providing any required notice to customers of Purchaser's acquisition of the Seller Contracts and related information such as new points of contact and payment instructions.

III.  REPRESENTATIONS AND WARRANTIES

        3.1.    Representations and Warranties of Seller.    Seller hereby represents and warrants to Purchaser as follows:

          (a)    Organization, Standing and Power.    Seller is a Delaware corporation validly existing and in good standing, and has the requisite power and authority to carry on its business as now being conducted. Seller is duly licensed or qualified to do business in the jurisdictions where it is required to be so qualified or licensed.

          (b)    Authority.    Seller has the requisite legal power and authority to execute, deliver and perform its obligations under this Agreement and each of the agreements and other documents to be entered into by it at the Closing pursuant hereto (the Seller Ancillary Documents) and to consummate the transactions contemplated hereby and thereby to be consummated by it at the Closing. The execution and delivery of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been, and at the Closing, each Seller Ancillary Document will be, duly executed and delivered by Seller. This Agreement constitutes, and at the Closing, each Seller Ancillary Document will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          (c)    Governmental Consents.    To the best of Seller's knowledge, no consent, approval, license, permit, order or authorization of, or registration or filing with, or declaration of, any governmental authority (Consent) is required to be obtained or made by Seller in connection with the execution and delivery by Seller of this Agreement or the Seller Ancillary Documents to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby to be consummated by it at the Closing (a Seller Transaction Consent), except for (i) compliance with, and notices and filings under or with respect to the permits or laws relating thereto, (ii) Consents with respect to the Seller Contracts or its Ancillary Documents, (iii) filings with respect to taxes (including without limitation transfer taxes), (iv) those that may be required solely by reason of its participation in the transactions contemplated hereby, and (v) those the failure of which to obtain or make, individually or in the aggregate, would not materially impair its ability to perform its obligations under this Agreement and its Ancillary Documents.

          (d)    Compliance With Applicable Laws.    To the best of Seller's knowledge, Seller is in compliance in all material respects with all laws and orders which are applicable to it in relation to the Assets. Seller has not (i) received any written notice alleging any non-compliance of the Assets in any material respect with any such laws or orders or (ii) received any written notice of any criminal or material administrative or civil investigation or audit by any governmental authority relating to the Assets, in each case which remains outstanding and unresolved.

          (e)    Title to Assets Without Liabilities, Except as Scheduled.    Upon the consummation of the transactions contemplated hereby, the Assets will be free and clear of and from any and liability or obligation of Seller, including any liens, except for the Assumed Liabilities and except for any liens listed on attached Schedule C.

          (f)    All Assets.    The Assets are all the assets used or useful in the conduct of Seller's business, except that Seller makes no representation to Purchaser with respect to any personnel required for the conduct of Seller's business. Seller refers Purchaser to the rights of Employees to reject transfer pursuant to their rights under Section 613a of the German Civil Code.

          (g)    Schedules.    The Schedules attached hereto which have been prepared by Seller are materially accurate and complete.

          (h)    Prepayments and Deposits.    Except as set forth on attached Schedule G, No customer has prepaid for more than one month of service and no customer has given Seller any deposit subject to return to that customer under any Seller Contract.

          (i)    Material Adverse Change Regarding Assets.    As of the Closing, there has been no material adverse change regarding the Assets since July 31, 2004 as reflected in the documentation provided for Purchaser's review of Seller's information concerning the Assets.

          (j)    Material Adverse Change Regarding Liabilities.    As of the Closing, there has been no material adverse change regarding the Liabilities of Seller since July 31, 2004 as set forth in the documentation provided for Purchaser's review of Seller's information concerning the liabilities as of that date, including but not limited to the Assumed and Excluded Liabilities.

          (k)    No Knowledge.    Neither Seller nor any of its representatives has any actual knowledge of any breach or potential breach of any representation or warranty or the inaccuracy of any representation, made by any of the Purchaser or any of its representatives.

Each of the representations and warranties in this Section 3.1, and any disclosure schedules attached to this Agreement, shall be deemed to disclose in qualification thereof, any facts, circumstances, conditions or events actually known prior to the Closing Date, by Parent or Purchaser or any of their representatives.

        3.2.    Representations and Warranties of Purchaser.    Purchaser hereby represents and warrants to Seller as follows:

          (a)    Organization, Standing and Power.    Purchaser is a corporation validly existing and in good standing under the laws of Delaware, and has the requisite power and authority to carry on its business as now being conducted. Purchaser is duly licensed or qualified to do business in the jurisdictions where it is required to be so qualified or licensed.

          (b)    Authority; Absence of Conflicts.    Purchaser has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the agreements and other documents to be entered into by it at the Closing pursuant hereto (the Purchaser Ancillary Documents) and to consummate the transactions contemplated hereby and thereby to be consummated by it at the Closing. The execution and delivery of this Agreement and the Purchaser Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and will not require the approval of the shareholders of Purchaser. This Agreement has been, and at the Closing, each Purchaser Ancillary Document will be, duly executed and delivered by Purchaser. This Agreement constitutes, and at the Closing, each of the Purchaser Ancillary Documents will constitute, the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

          (c)    Consents.    To the best of Purchaser's knowledge, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby to be consummated by Purchaser at the Closing (a Purchaser Transaction Consent).

          (d)    No Knowledge.    Neither Purchaser nor any of its representatives has any actual knowledge of any breach or potential breach of any representation or warranty or the inaccuracy of any representation, made by any of the Seller or any of its representatives.

Each of the representations and warranties in this Section 3.2, and any disclosure schedules attached to this Agreement, shall be deemed to disclose in qualification thereof, any facts, circumstances, conditions or events actually known prior to the Closing Date, by Seller or any of its representatives.

        3.3.    Representations and Warranties of Parent.    Except as set forth in the Parent Disclosure Schedule attached hereto as Schedule H (the Parent Disclosure Schedule, Parent represents and warrants to the Seller as follows:

          (a)    Organization, Good Standing and Qualification.    Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Purchaser is a wholly-owned indirect subsidiary of Parent.

          (b)    Authorization.    Parent has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby, including, without limitation, the filing of the Certificate of Designation, as defined herein, by Parent and the issuance of the Stock have been, and immediately before the date that Stock becomes convertible the reservation for issuance of all Conversion Shares (as defined below) issuable upon conversion of the Stock will have been, duly authorized by all necessary corporate action on the part of Parent and no further consent or authorization is required by Parent or its board of directors or stockholders. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c)    Parent Capitalization.

            (i)    Immediately prior to the Closing and without giving effect to the transaction contemplated hereby the Parent will have a total authorized capitalization consisting of:

      600,000,000 shares of common stock, par value $.001 (the Common Stock) of which (a) 16,145,918 shares are issued and outstanding, (b) 1,432,872 shares remain reserved for issuance pursuant to stock purchase, stock grant or stock option arrangements for employees, directors or consultants of the Parent, (c) 155,809 shares remain reserved for issuance to holders of shares of the common stock of Allied Riser, (d) 21,329 remain reserved for issuance upon the conversion of Allied Riser convertible notes, (e) 103,777 shares remain reserved for issuance pursuant to warrants granted in connection with certain agreements between Allied Riser and certain landlords relating to building access rights, (f) 68,199,901 shares are reserved for issuance upon conversion of the Series F Participating Convertible Preferred Stock of Parent (the Series F Preferred Stock), (g) 254,947,501 shares are reserved for issuance upon conversion of the Series G Participating Convertible Preferred Stock of Parent (the Series G Preferred Stock), (h) 61,541,611 shares are reserved for issuance upon conversion of the Series H Participating Convertible Preferred Stock of Parent (the Series H Preferred Stock), (i) 15,962,585 shares are reserved for issuance upon conversion of the Series I Participating Convertible Preferred Stock of Parent (the Series I Preferred Stock), (j) 120,605,177 shares are reserved for issuance upon conversion of the Series J Participating Convertible Preferred Stock of Parent (the Series J Preferred Stock), and (k) 16,119,033 shares are reserved for issuance upon conversion of the Series K Participating Convertible Preferred Stock of Parent (the Series K Preferred Stock).

      170,000 shares of the Parent's preferred stock, $.001 par value per share (the Preferred Stock), of which (a) 24,478 shares are authorized but unissued Preferred Stock, (b) 11,000 shares are designated as Series F Preferred Stock, all of which are issued and outstanding, (c) 41,030 shares are designated as Series G Preferred Stock, all of which are issued and outstanding, (d) 84,001 shares are designated as Series H Preferred Stock, of which 47,308 shares are issued and outstanding and, (e) 3,000 shares are designated as Series I Preferred Stock, of which 2,575 shares are issued and outstanding, (f) 3,891 shares are designated as Series J Preferred Stock, of which 3,891 shares are issued and outstanding and (g) 2,600 shares are designated Series K Preferred Stock, of which 2,600 shares are issued and outstanding.

            (ii)   All the outstanding shares of capital stock of the Parent have been duly authorized, and are validly issued, fully paid and non-assessable and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Series L Preferred Stock, when issued and delivered in accordance with the terms hereof, will be (i) duly authorized, validly issued, fully-paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issuance thereof and (iii) entitled to the rights and preferences set forth in the Certificate of Designation. Such shares of Common Stock issuable upon conversion of the Stock, when issued and delivered upon conversion of any of the Stock (the Conversion Shares), will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Immediately before the date that the Series L Preferred Stock become convertible, there shall have been reserved, free of preemptive rights and other preferential rights, a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion rights of the holders of the Series L Preferred Stock.

            (iii)  Except pursuant to the Parent's 2004 Incentive Award Plan, no options, warrants, subscriptions, convertible securities, phantom stock, stock appreciation rights or other rights (contingent or otherwise) of any nature to acquire from the Parent shares of capital stock or other securities are authorized, issued or outstanding, nor is the Parent obligated in any other manner to issue shares of its capital stock or other securities except as contemplated by this Agreement. There are no restrictions on the transfer of shares of capital stock of the Parent other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement, the Parent's Third Amended and Restated Stockholders Agreement (the Existing Stockholders Agreement) and the Parent's Fourth Amended and

    Restated Registration Rights Agreement (the Existing Registration Rights Agreement). To Parent's knowledge, the Existing Stockholders Agreement sets forth the only agreements among stockholders regarding voting rights and obligations applicable to Parent's securities. The Existing Registration Rights Agreement sets forth the only registration rights and obligations applicable to the Parent's securities.

          (d)    No Conflicts, Preemptive rights or Rights of First Refusal.

            (i)    The execution, delivery and performance of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby will not:

      result in a violation of the certificate of incorporation or bylaws of Parent;

      conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or incremental, additional or varied rights under, any material agreement, indenture or instrument (including, without limitation, any stock option, employee stock purchase or similar plan or any employment or similar agreement) to which Parent or any Subsidiary of Parent is a party (including, without limitation, triggering the application of any change of control or similar provision (whether "single trigger" or "double trigger"), any right of redemption or conversion or any anti-dilution provision or similar rights);

      result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of Parent or any Subsidiary of Parent other than a lien on the additional assets of Purchaser pursuant to Parent's secured credit facility with Cisco Credit Corporation; or

      result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the American Stock Exchange) applicable to Parent or any Subsidiary of Parent or by which any property or asset of Parent or any Subsidiary of Parent is bound or affected.

            (ii)   Except for the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, Parent is not required to obtain any consent, authorization or order of, or make any filing or registration with, any foreign, federal, state or local government or governmental agency, department, or body in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof.

            (iii)  The issuance of the Stock is not, and subsequent to the conversion of the Stock into the Conversion Shares will not be, subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

          (e)    Legal Proceedings.    Except as disclosed in the SEC Filings (as defined below), there is no material legal or governmental proceeding pending or threatened or contemplated to which Parent is or may be a party or of which the business or property of Parent is or may be subject that would have a material adverse effect on the business or financial condition of Parent.

          (f)    No Violations.    Except as disclosed in the SEC Filings, Parent is not in violation of its certificate of incorporation or its by-laws, in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to Parent, which violation, individually or in the aggregate, would have a material adverse effect on the business or financial condition of Parent, or in default in any material respect in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other agreement or instrument to which Parent is a party or by which Parent is bound or by which the properties of Parent are bound or affected.

          (g)    Governmental Permits, Etc.    Except as disclosed in the SEC Filings, Parent has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department, or body that are currently necessary for the operation of the business of Parent as currently conducted, the absence of which would have a material adverse effect on the business or operations of Parent.

          (h)    Financial Statements.    Except as disclosed in the SEC Filings, the financial statements of Parent and the related notes, provided to the Company by Parent (the Financial Statements), present fairly the financial position of Parent as of the dates indicated therein and its results of operations and cash flows for the periods therein specified. The Financial Statements (including the related notes) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods therein specified. The Financial Statements are identical in all material respects to the financial statements that will be contained in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

          (i)    Additional Information.

            (i)    Parent has filed in a timely manner all documents that Parent was required to file under the Securities Exchange Act of 1934, as amended (the Exchange Act) and (ii) under the Securities Act, as of the date hereof. The following documents (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference) (collectively, the SEC Filings) complied in all material respects with the requirements of the Exchange Act as of their respective filing dates, and the information contained therein was true and correct in all material respects as of the date of such documents, and each of the following documents as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading:

            Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2003; and all other documents, if any, filed by Parent with the Securities and Exchange Commission (the SEC) since the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, and pursuant to the reporting requirements of the Exchange Act.

            (ii)   As of their respective dates, the financial statements of Parent included in the SEC Filings complied as to form (and will comply as to form) in all material respects with U.S. generally accepted accounting principles (GAAP) and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements or as otherwise, in each case, may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Ernst & Young LLP, which has examined certain of such financial statements, is an independent certified public accounting firm within the meaning of the Securities Act.

            (iii)  Since December 31, 2003, except as specified in the SEC Filings, Parent has not incurred or suffered any liability or obligation, matured or unmatured, contingent or otherwise, except in the ordinary course of business and except any such liability or obligation that has not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or financial condition of Parent. Without limiting the foregoing, except as specified in the SEC Filings, Parent has no material liabilities or obligations that would reasonably be expected to be disclosed in order to comply with Section 13(j) of the Exchange Act or any proposed rules promulgated by the SEC thereunder, including the rules regarding contractual commitments and contingent liabilities and commitments proposed in SEC Release No. 33-8144; 34-46767.

          (j)    No General Solicitation.    Neither Parent, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Stock.

          (k)    No Integrated Offering.    Neither Parent, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Stock under the Securities Act or cause this offering of the Stock to be integrated with prior offerings by Parent for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the American Stock Exchange, nor will Parent or any of its subsidiaries take any action or steps that would require registration of the Stock under the Securities Act or cause the offering of the Stock to be integrated with other offerings.

          (l)    Internal Accounting Controls.    Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management's general or specific authorization and (iv) the reported accountability for its assets is compared with existing assets at reasonable intervals.

          (m)    Private Placement.    The offer, sale and issuance of the Series L Non-voting Convertible Preferred Stock as contemplated by this Agreement is exempt from the registration requirements of the Securities Act and all applicable state securities laws.

          (n)    Corporate Documents.    The Certificate and Bylaws of the Parent are in the form provided to Seller.

          (o)    No Knowledge.    Neither Parent nor any of its representatives has any actual knowledge of any breach or potential breach of any representation or warranty or the inaccuracy of any representation, made by any of the Seller or any its representatives.

          (p)    Anti-Dilution Adjustments.    The issuance of the Series L Preferred Stock does not, and, assuming filing of the Carve-Out Amendment (as defined in Section 5.2(d)] below) with the Secretary of State of the State of Delaware, the subsequent conversion of the Series L Preferred

  Stock into Common Stock will not, trigger any anti-dilution rights or other similar conversion price adjustments with respect to any securities of Parent.

          (q)    Related-Party Transactions.    No employee, officer, stockholder or director of Parent or its subsidiaries or member of his or her immediate family is indebted to Parent or any of its subsidiaries, nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) for reimbursement for reasonable expenses incurred on behalf of Parent, (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of Parent), (iv) as disclosed in the Parent Disclosure Schedule or (v) disclosed in the SEC Filings. Except as disclosed in the SEC Filings, to the best of Parent's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Parent is affiliated or with which Parent has a business relationship, or any firm or corporation that competes with Parent, except that employees, stockholders, officers, or directors of Parent and members of their immediate families may own stock in publicly traded companies that may compete with Parent. Except as disclosed in the SEC Filings, to the best of Parent's knowledge, no officer, director, or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent or any of its subsidiaries (other than such contracts as relate to any such person's ownership of capital stock or other securities of Parent).

        3.4.    Reliance on Representations and Warranties    Each of Purchaser and Parent acknowledges that it enters into this Agreement and agrees to consummate the transactions contemplated hereby in sole reliance on the express representations and warranties contained in this Agreement and not upon any other information furnished to Purchaser or Parent by Seller or any other person. EACH OF PURCHASER AND PARENT ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE ASSETS, INCLUDING AS TO THE QUALITY, CONDITION, MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR FITNESS FOR A PARTICULAR PURPOSE THEREOF, INCLUDING AS TO THE ASSIGNABILITY OF SELLER CONTRACTS, AND EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER IS PURCHASING THE ASSETS "AS IS AND WHERE IS."

        3.5.    Survival of Representations and Warranties.    The representations and warranties of Parent shall survive the Closing and a period of three (3) years thereafter... The representations and warranties of Seller and Purchaser shall survive the Closing and a period of six (6) months thereafter.

IV.    COVENANTS

        4.1.    Covenants if Closing is Delayed.    The parties intend to do a simultaneous Closing and execution of this Agreement. Should such events not occur simultaneously, Seller agrees to the following:

          (a)    Conduct of Business.    During the period from the date of this Agreement and continuing until the Closing, Seller shall not do any of the following with respect to the Assets, except as expressly provided in this Agreement, in the ordinary course of business or to the extent that Purchaser shall otherwise consent in writing: (i) sell, lease or mortgage, pledge or otherwise dispose of any of the Assets; (ii) amend or modify any of the Assets; (iii) sign any new or modify any existing material commitments, contracts, or agreements, or enter into any material liabilities; or (iv) agree, whether in writing or otherwise, to do any of the foregoing.

          (b)    Access to Information.    Seller shall afford to Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing to all the properties, books, records, contracts, and commitments of the Seller relating to the Assets.

          (c)    Prompt Closing.    Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur as promptly as practicable.

        4.2.    Expenses.    Whether or not the Closing takes place, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

        4.3.    Brokers or Finders.

          (a)   Purchaser represents, as to itself and its affiliates, that no agent, broker, investment banker or other person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and Purchaser agrees to indemnify and hold Seller harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by Purchaser or its affiliates.

          (b)   Seller represents, as to itself and its affiliates, that no agent, broker, investment banker or other person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, other than to Mummert & Company, a portion of which fee has already been paid by Seller and a portion of which shall be paid by Seller after Closing pursuant to an engagement letter between Seller and Mummert & Company, and Seller agrees to indemnify and hold Purchaser harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by Seller or its affiliates.

        4.4.    Additional Agreements.    After the Closing, each of Purchaser, Parent and Seller, at their own expense, promptly will execute and deliver or cause to be executed and delivered to or as directed by the requesting party such assignments, deeds, bills of sale, agreements, consents and other instruments of transfer, assignment or assumption required pursuant to this Agreement and take such further and other actions as Purchaser or its counsel or Seller or its counsel may reasonably request as necessary or desirable in order to effect or further evidence the implementation of the sale and assignment of the Assets and the Seller Contracts to Purchaser as specified in Section 1.1, the assumption of the Assumed Liabilities as specified in Section 1.3 and in order to carry out the purposes and intent of this Agreement and the Ancillary Documents.

        4.5.    Notice of Developments.    Seller shall notify Purchaser in writing of any developments not in the ordinary course of business that occur relating to the Assets or Seller's Liabilities up through the Closing Date. Such notices shall be supplied no less than once a week, or at any time a development has occurred which reasonably could be viewed as having a value or liability of $10,000 or more.

        4.6    Notice Under Section 613a.    Purchaser shall be responsible for the notification of Employees with respect to the transaction contemplated under this Agreement in accordance with applicable law, including, without limitation, Section 613a of the German Civil Code.

        4.7    Tax Reporting.    Each of Purchaser, Parent and Seller agrees that for United States federal income tax purposes, it will report the transactions contemplated hereby as a taxable asset purchase and sale and not as a disposition of property in a distribution or transfer described in Section 381(a) of the Code.

V.     CONDITIONS PRECEDENT

        5.1.    Conditions to Obligation of Purchaser.    The obligation of Purchaser to purchase the Assets and to perform its other covenants hereunder required to be performed on or after the Closing is subject to the satisfaction at and as of the Closing, or waiver by Purchaser in writing, of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Seller set forth in Section 3.1 of this Agreement shall be true and correct in all material respects as of immediately prior to the Closing as though made at and as of immediately prior to the Closing exactly as written herein (including references therein to "the date of this Agreement", "the date hereof" or the like, or any other specified date), except for changes permitted or contemplated by this Agreement.

          (b)    Performance of Obligations of Seller.    Seller shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

          (c)    Related Agreements.    Seller shall have executed and delivered the related Agreements listed on attached Schedule E.

          (d)   The Seller shall have delivered to Purchaser resolutions duly approved by the Board of Directors of the Seller authorizing the transactions contemplated hereby and in full force and effect at the time of Closing.

        5.2.    Conditions to Obligation of Seller.    The obligations of Seller to sell the Assets and to perform their other covenants hereunder required to be performed on or after the Closing is subject to the satisfaction, at and as of the Closing, or waiver by Seller in writing, of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Purchaser set forth in Section 3.2 of this Agreement and Parent set forth in Section 3.3 shall be true and correct in all material respects as of immediately prior to the Closing as though made at and as of the Closing exactly as written herein (including references therein to "the date of this Agreement", "the date hereof" or the like, or to any other specified date), except for changes permitted or contemplated by this Agreement.

          (b)    Performance of Obligations of Purchaser and Parent.    Each of Purchaser and Parent shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

          (c)   Parent and certain of its stockholders as applicable shall have executed and delivered (i) an acceptance to the instrument of accession attached as Schedule II to the Fourth Amended and Restated Stockholders Agreement attached hereto as Schedule E.1.1, and (ii) the Sixth Amended and Restated Registration Rights Agreement in form and substance substantially similar to the Existing Registration Rights Agreement attached hereto as Schedule E.1.2, other than the addition of the holders of the Series L Preferred Stock as parties thereto.

          (d)   The stockholders of Parent shall have approved an amendment to the certificate of incorporation of Parent providing that the issuance of the Series L Preferred Stock will not trigger anti-dilution rights set forth in the certificate of incorporation. It is understood that this condition will be met if the stockholders have approved the amendment even though it will not be effective until an information statement has been circulated and the amendment filed in Delaware.

          (e)   Stock certificates evidencing the Series L Preferred Stock shall have been prepared and available for issuance and delivery at the Closing.

          (f)    Parent shall have delivered to the Seller (1) a copy of the Certificate of Designation, certified by the Secretary of State of the State of Delaware, and (2) resolutions approved by the Board of Directors of Parent authorizing the transactions contemplated hereby, the issuance of the

  Series L Preferred Stock and the issuance of common stock into which such Series L Preferred Stock is convertible and such resolutions shall be in full force and effect at the time of Closing.

          (g)   Purchaser shall have delivered to the Seller resolutions approved by the Board of Directors of Purchaser authorizing the transactions contemplated hereby.

VI.   TERMINATION, AMENDMENT AND WAIVER; INDEMNIFICATION

        6.1.    Termination.

          (a)   Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

            (i)    by mutual written consent of Seller and Purchaser;

            (ii)   by Seller if any of the conditions set forth in Section 5.2 shall have not been fulfilled within ten (10) days of the date of this Agreement or become incapable of fulfillment, and shall not have been waived in writing by Seller, provided, however, that the right to terminate this Agreement under this Section 6.1(a)(ii) shall not be available to Seller if the failure of Seller to fulfill or comply with any of its obligations under this Agreement shall have been the reason that such condition to Closing shall not have been satisfied on or prior to the Closing Date;

            (iii)  by Purchaser if any of the conditions set forth in Section 5.1 shall have not been fulfilled within ten (10) days of the date of this Agreement or become incapable of fulfillment, and shall not have been waived in writing by Purchaser, provided, however, that the right to terminate this Agreement under this Section 6.1(a)(iii) shall not be available to the Purchaser if its failure to fulfill or comply with any of its obligations under this Agreement shall have been the reason that such condition to Closing shall not have been satisfied on or prior to the Closing Date;

  provided, however, that the party seeking termination pursuant to clause (ii) or (iii) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b)   If the transactions contemplated by this Agreement are terminated as provided herein, (i) each of Parent and Purchaser shall return or destroy all documents and copies and other materials of a proprietary nature received by it or its representatives from or on behalf of the Seller or its representatives relating to transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Seller and (ii) all Information (as defined in the Confidentiality Agreement between Seller and Parent) received by Parent, Purchaser or their respective representatives with respect to the Seller or its affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms for a period of three (3) years from the date of the Confidentiality Agreement, notwithstanding the termination of this Agreement.

          (c)   If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 6.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) this Agreement relating to expenses (including Section 4.2), (ii) Section 4.3 relating to finder's fees and broker's fees, and (iii) this Section 6.1. Nothing herein shall be deemed to release any party hereto from any liability for any breach, prior to termination of this Agreement, by such party of its obligations or covenants under this Agreement.

        6.2.    Amendments and Waivers.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by Seller, or by Purchaser, respectively, with any term or provision of this Agreement that such party was or is obligated to comply with or perform.

        6.3.    Claims for Indemnification.

          (a)   From and after the Closing, Purchaser and Parent shall indemnify and save and hold harmless Seller and its officers, directors, employees, agents, partners, representatives, subsidiaries, affiliates and permitted successors and assigns from and against, and promptly reimburse for, any and all loss, damage, cost, expense (including court costs and reasonable attorneys' fees), fine, penalty, suit, action or claim (collectively, Losses) caused by or arising from any claims of third parties arising from (i) Assumed Liabilities, (ii) any breach by Parent of any representation, warranty or covenant of Parent hereunder, (iii) failure to provide notification to Employees with respect to the transaction contemplated under this Agreement in accordance with applicable law, including, without limitation, Section 613a of the German Civil Code, and (iv) any failure by Purchaser to discharge its obligations under the Seller Contracts in accordance with Section 1.6 above, provided, however, the aggregate amount required to be paid by Purchaser and Parent pursuant to this Section 6.3(b) shall not exceed $927,000, and none of Seller or any other person otherwise entitled to indemnity under this Section 6.3(b) shall have any right to recover from Purchaser and Parent for any Losses exceeding such amount.

          (b)   From and after the Closing, the Seller shall indemnify and save and hold harmless each of Purchaser and Parent and their respective officers, directors, employees, agents, partners, representatives, subsidiaries, affiliates and permitted successors and assigns from and against, and promptly reimburse for, any and all Losses caused by or arising from any claims of third parties arising from (i) Retained Liabilities, (ii) any breach by Seller of any representation or warranty of Seller hereunder, and (iii) any failure by Seller to discharge its obligations under the Seller Contracts in accordance with Section 1.6 above; provided, however, the aggregate amount required to be paid by Seller pursuant to this Section 6.3(b) shall not exceed $927,000, and none of Purchaser, Parent or any other person otherwise entitled to indemnity under this Section 6.3(b) shall have any right to recover from Seller for any Losses exceeding such amount; provided, further, in the event Seller shall be subject to liability under this Section 6.3(b), Seller shall have the option to satisfy such liability either by cash payment or payment in Stock (or the shares into which the Stock is converted) based upon the Stock's Primary Liquidation Preference value pursuant to the Certificate of Designation..

          6.4.    Defense of Third-party Claims.    With respect to each third-party claim subject to Section 6.3 (a "Third-party Claim"), the party seeking indemnification (the "Indemnified Party") shall give prompt notice to the Indemnifying Party of the Third-party Claim, provided that failure to give such notice promptly shall not relieve or limit the obligations of the Indemnifying Party except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party, at its sole cost and expense, may, upon notice of the Third-party Claim, assume the defense of the Third-party Claim. If it assumes the defense of a Third-party Claim, then the Indemnifying Party shall select counsel reasonably satisfactory to the Indemnified Party to conduct the defense. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third-party Claim, unless (i) the settlement or judgment is solely for money damages and Indemnifying Party admits in writing its liability to hold the Indemnified Party harmless from and against any losses, damages, expense and liabilities arising out of such settlement or (ii) the Indemnified Party consents thereto, which consent shall not be unreasonably withheld and, in the case of either clause (i) or clause (ii), the settlement contains an unconditional release of the Indemnified Party with respect to the Third-party Claim from each Person asserting such claim and does not contain an admission of fault on the part of the Indemnified Party. The Indemnifying Party shall provide the Indemnified Party with fifteen (15) days prior notice before it consents to a settlement of, or the entry of a judgment arising from, any Third-party Claim. The Indemnified Party shall be entitled to participate in the defense of any Third-party Claim, the defense of which is assumed by the Indemnifying Party, with its own counsel and at its own expense. With respect to Third-party Claims in which the remedy sought is not solely money damages, (i) the Indemnifying Party shall, upon notice to the Indemnified Party within fifteen (15) days after Parent receives notice of the Third-party Claim, be entitled to participate in the defense with its own counsel at its own expense and (ii) the Indemnified Party shall not consent to any settlement of, or entry of any judgment arising from, such Third-party Claim unless the Indemnifying Party consents thereto, which consent shall not be unreasonably withheld. If the Indemnifying Party does not elect to assume or participate in the defense of any Third-party Claim in accordance with the terms of this Section, then the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third-party Claim. The parties shall cooperate in the defense of any Third-party Claim and the relevant records of each party shall be made available on a timely and reasonable basis.

        6.5    Acknowledgment Regarding Series K Preferred Stock.

        Parent agrees that, for purposes of clarification of the Secondary Liquidation Preference of the Series L Preferred Stock in the Certificate of Designations of the Series L Preferred Stock, the use of the term "Senior Stock—Secondary" is a place holder that would allow Parent to issue in the future a series of preferred stock with a liquidation preference that was junior to the Series L Preferred Stock primary liquidation preference but senior to the Series L secondary liquidation preference. Parent agrees that there are no currently outstanding shares of Senior Stock—Secondary that are distinct from the shares of Pari Passu Stock—Primary and that the use of the term Senior Stock—Secondary does not entitle the Series F, G, I, J and K Preferred Stock to double their primary liquidation preference. Thus, Parent agrees that, immediately following the sale of Assets contemplated thereby, the relative ranking (in terms of liquidation preference) of the outstanding shares of preferred stock of Parent will be as follows: first, on a pari passu basis, the shares of Series F, G, I, J, K and L Preferred Stock will receive their primary liquidation preference (an amount equal to one times their respective original purchase prices); second, on a pari passu basis, the shares of Series G, I, J, K and L Preferred Stock will receive their secondary liquidation preference (an amount equal to two times their respective original purchase prices) and the Series H Preferred Stock will receive its primary liquidation preference (an amount equal to $161 per share); third, the Series F Preferred Stock will receive its secondary liquidation preference (an amount equal to $1,647.0883 per share); and finally, on a pari passu basis, the Series F, G, H, I, J, K and L Preferred Stock and the Common Stock will share equally on an as if converted to Common Stock basis.

VII. GENERAL PROVISIONS

        7.1.    Notices.    All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be sent, delivered or mailed, addressed or telecopied:

Purchaser	Seller
Symposium Gamma, Inc. c/o Cogent Communications Group, Inc. 1015 31st Street, NW Washington, DC 20007 Parent Cogent Communications Group, Inc. 1015 31st Street, NW Washington, D.C. 20007	Global Access Telecommunications, Inc. c/o General Atomics 3550 General Atomics Court San Diego, CA 92121 Attention: David E. Christensen, Deputy General Counsel

Each such notice or other communication shall be given by (i) hand delivery, (ii) nationally recognized courier service, or (iii) telecopy, receipt confirmed, and immediately followed by U.S. mail. Each such notice or communication shall be effective (i) if delivered by hand or by nationally recognized courier service against receipt therefor, when delivered at the address specified herein (or in accordance with the latest unrevoked direction from such party) and (ii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein (or in accordance with the latest unrevoked direction from such party), and confirmation is received.

        7.2.    Interpretation.

          (a)   When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated.

          (b)   The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c)   Any matter set forth in any disclosure Schedule shall be deemed set forth in all other disclosure Schedules to the extent relevant.

          (d)   This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

        7.3.    Severability.    If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

        7.4.    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by telecopy) to the other party.

        7.5.    Entire Agreement.    This Agreement including its Schedules, the Exhibits, the Sellers Ancillary Documents and the Purchaser Ancillary Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        7.6.    Applicable law and Jurisdiction.    Except as otherwise specifically provided herein, this Agreement (and all documents, instruments and agreements executed and delivered pursuant to the terms and provisions hereof) shall be governed by and construed and enforced in accordance with the laws of the New York without giving effect to the principles of conflicts of laws. Each party hereto agrees that such dispute or other matters may be heard in the United States District Court for the State of New York and the parties hereto hereby irrevocably submit to the jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

        7.7.    Disclaimer.    In connection with Parent's and Purchaser's investigation of the Seller and its business, each of Parent and Purchaser has received from or on behalf the Seller certain projections and certain business plan information for the periods presented therein. Each of Parent and Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Parent and Purchaser is familiar with such uncertainties, that each of Parent and Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts) and each of Parent and Purchaser shall have no claim against the Seller or any of its affiliates with respect thereto. Accordingly, the Seller make no representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

        7.8.    Further Assurances.    In case at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers of the Seller, Purchaser and Parent shall take any such reasonably necessary action.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SELLER: GLOBAL ACCESS TELECOMMUNICATIONS, INC.
By	/s/ JOHN E. JONES
Name:	John E. Jones
Title:	Vice President
PURCHASER: SYMPOSIUM GAMMA, INC.
By	/s/ DAVID SCHAEFFER
Name:	David Schaeffer
Title:	Chief Executive Officer
PARENT: COGENT COMMUNICATIONS GROUP, INC.
By	/s/ DAVID SCHAEFFER
Name:	David Schaeffer
Title:	Chief Executive Officer

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